Exhibit 99.1

Microbot Medical Announces $7 Million Registered Direct Offering Priced At-The-Market under Nasdaq Rules

HINGHAM, Mass., January 6, 2025 (GLOBE NEWSWIRE) — Microbot Medical Inc. (Nasdaq: MBOT) today announced that it has entered into definitive agreements for the purchase and sale of 4,000,002 shares of the Company’s common stock at a purchase price of $1.75 per share of common stock in a registered direct offering priced at-the-market under Nasdaq rules. In addition, in a concurrent private placement, the Company will issue unregistered short-term series G preferred investment options. The short-term series G preferred investment options to purchase up to 8,000,004 shares of common stock have an exercise price of $1.75 per share and are immediately exercisable following issuance for a period of two years thereafter. The closing of the registered direct offering and the concurrent private placement is expected to occur on or about January 7, 2025, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offerings.

The gross proceeds to the Company from the offerings are expected to be approximately $7 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from the offerings for the continued development, commercialization and regulatory activities for the Company’s LIBERTY® Robotic System, expansion and development of additional applications derived from the Company’s existing IP portfolio, and for working capital and other general corporate purposes.

The shares of common stock described above (but not the short-term series G preferred investment options issued in the concurrent private placement or the shares of common stock underlying such short-term series G preferred investment options) are being offered by the Company pursuant to a “shelf” registration statement on Form S-3 (File No. 333-275634) previously filed with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on December 4, 2023. The offering of the shares of common stock is made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and accompanying prospectus relating to the registered direct offering will be filed with the SEC. Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, on the SEC’s website at http://www.sec.gov or by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

The short-term series G preferred investment options described above are being issued in a concurrent private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the short-term series G preferred investment options, have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the short-term series G preferred investment options and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Microbot Medical

Microbot Medical Inc. (NASDAQ: MBOT) is a pre-commercial stage medical technology company with a vision to improve the quality of care for millions of patients and providers globally. The Company has developed the world’s first single-use, fully disposable endovascular robotic system, which aims to eliminate traditional barriers to accessing advanced robotic systems.

Further information about Microbot Medical is available at http://www.microbotmedical.com.

Safe Harbor

Statements to future financial and/or operating results, future growth in research, technology, clinical development, commercialization and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, the completion of the offerings, the satisfaction of customary closing conditions related to the offerings, the intended use of proceeds from the offerings, the Company’s need for and ability to obtain additional working capital to continue its transition to a commercially focused company, market conditions, risks inherent in the development and/or commercialization of the LIBERTY® Endovascular Robotic Surgical System, uncertainty in the results of regulatory pathways and regulatory approvals, including whether the FDA will grant 510(k) clearance to commercially market the LIBERTY® Endovascular Robotic Surgical System in the United States, disruptions resulting from new and ongoing hostilities between Israel and the Palestinians and other neighboring countries, need and ability to obtain future capital, and maintenance of intellectual property rights. Additional information on risks facing Microbot Medical can be found under the heading “Risk Factors” in Microbot Medical’s periodic reports filed with the Securities and Exchange Commission (SEC), which are available on the SEC’s web site at www.sec.gov. Microbot Medical disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Investor Contact:

IR@microbotmedical.com

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